CVS HEALTH CORPORATION

Deferred Compensation Plan

as amended and restated as of December 17, 2014

CVS HEALTH CORPORATION
DEFERRED COMPENSATION PLAN

Table of Contents

Page

ARTICLE I – INTRODUCTION	1

1.01	NAME OF PLAN 1

1.02	PURPOSE OF PLAN 1

1.03	“TOP HAT” PENSION BENEFIT PLAN 1

1.04	FUNDING 1

1.05	EFFECTIVE DATE 1

1.06	ADMINISTRATION 1

1.07	NUMBER AND GENDER 1

1.08	HEADINGS 1

ARTICLE II – DEFINITIONS	2

ARTICLE III – ELIGIBILITY AND PARTICIPATION	6

3.01	ELIGIBILITY 6

3.02	COMMENCEMENT OF PARTICIPATION 6

3.03	TERMINATION OF PARTICIPATION 6

ARTICLE IV – DEFERRALS & COMPANY CONTRIBUTIONS	7

4.01	DEFERRAL AMOUNTS 7

4.02	FILING REQUIREMENTS OF DEFERRED COMPENSATION ELECTIONS 7

4.03	MODIFICATION OR REVOCATION OF ELECTION BY PARTICIPANT 8

4.04	COMPANY CONTRIBUTIONS AND OTHER DEFERRALS 9

4.05	DEFERRAL AND CONTRIBUTION TIMING 10

ARTICLE V – ACCOUNTS	11

5.01	ESTABLISHMENT OF BOOKKEEPING ACCOUNTS 11

5.02	SUBACCOUNTS 11

5.03	HYPOTHETICAL NATURE OF ACCOUNTS 11

5.04	VESTING 11

5.05	DEFERRAL CREDITING OPTIONS 11

5.06	HYPOTHETICAL GAINS OR LOSSES 12

ARTICLE VI – DISTRIBUTION OF ACCOUNT	13

6.01	NORMAL DISTRIBUTIONS 13

6.02	FORM OF PAYMENT 14

6.03	DISABILITY DISTRIBUTIONS 14

6.04	DISTRIBUTIONS IN THE EVENT OF DEATH 14

6.05	DISTRIBUTIONS UPON TERMINATION OF EMPLOYMENT OTHER THAN RETIREMENT, DEATH OR DISABILITY 15

6.06	CHANGE OF DISTRIBUTION ELECTION 15

6.07	ACCOUNT VALUATION UPON A DISTRIBUTION 16

6.08	DESIGNATION OF BENEFICIARY 16

6.09	UNCLAIMED BENEFITS 17

6.10	HARDSHIP WITHDRAWALS 17

6.11	CHANGE IN CONTROL 17

6.12	DISTRIBUTION OF GRANDFATHERED DEFERRAL ACCOUNT AND THE GRANDFATHERED COMPANY ACCOUNT 17

ARTICLE VII – ADMINISTRATION	18

7.01	PLAN COMMITTEE 18

7.02	GENERAL POWERS OF ADMINISTRATION 18

7.03	COSTS OF ADMINISTRATION 18

7.04	INDEMNIFICATION OF PLAN COMMITTEE 18

7.05	COMPLIANCE 18

ARTICLE VIII – CLAIMS PROCEDURE	20

8.01	CLAIMS 20

8.02	CLAIM DECISION 20

8.03	REQUEST FOR REVIEW 20

8.04	REVIEW OF DECISION 20

ARTICLE IX – MISCELLANEOUS	21

9.01	NOT CONTRACT OF EMPLOYMENT 21

9.02	NON-ASSIGNABILITY OF BENEFITS 21

9.03	WITHHOLDING 21

9.04	AMENDMENT AND TERMINATION 21

9.05	COMPLIANCE WITH SECURITIES AND OTHER LAWS 21

9.06	NO TRUST CREATED 22

9.07	UNSECURED GENERAL CREDITOR STATUS OF EMPLOYEE 22

9.08	PAYMENT TO MINORS AND INCOMPETENTS 22

9.09	ACCELERATION OF OR DELAY IN PAYMENTS 22

9.10	SEVERABILITY 23

9.11	GOVERNING LAWS 23

9.12	BINDING EFFECT 23

APPENDIX A	24

ARTICLE I – INTRODUCTION
1.01    Name of Plan
CVS Health Corporation (the “Corporation”) hereby adopts the CVS Health Deferred Compensation Plan (the “Plan”) as amended and restated as of December 31, 2008 and further amended as of December 17, 2014.

1.02    Purpose of Plan
The purpose of the Plan is to provide certain eligible employees of the Corporation or an Affiliate authorized to participate in the Plan the opportunity to defer elements of their compensation which might not otherwise be deferrable under other plans maintained by the Corporation or an Affiliate and to receive the benefit of additions to their deferral comparable to those obtainable under the 401(k) and Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies (“Future Fund”) in the absence of certain restrictions and limitations in the Internal Revenue Code.

1.03    “Top Hat” Pension Benefit Plan
The Plan is an “employee pension benefit plan” within the meaning of ERISA. However, the Plan is unfunded and maintained for a select group of management or highly compensated employees and, therefore, it is intended that the Plan will be exempt from Parts 2, 3 and 4 of Title I of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.04    Funding
The Plan is unfunded. All benefits will be paid from the general assets of the Corporation. Participants in the Plan shall have the status of general unsecured creditors of the Corporation.

1.05    Effective Date
The Plan is effective as of January 1, 1997, and as amended and restated in its entirety effective as of December 31, 2008, to comply with the provisions of Section 409A of the Internal Revenue Code and regulations promulgated thereunder and to reflect certain design and administrative changes desired by the Corporation.

1.06    Administration
The Plan shall be administered by the Plan Committee, as defined in Article VII.

1.07    Number and Gender
Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender. The feminine gender, where appearing in the Plan, shall be deemed to include the masculine gender.

1.08    Headings
The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

ARTICLE II – DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

2.01
Account means the Company Account, Deferral Account, Grandfathered Company Account, and the Grandfathered Deferral Account maintained by the Corporation on behalf of each Participant pursuant to this Plan.

2.02	Affiliate means any entity, that together with the Corporation, would be treated as a single employer under Section 414(b) or (c) of the Code.
Effective on or after March 6, 2014, the term “Affiliate” means a subsidiary of the Corporation.

2.03
Annual Cash Incentive means the amount awarded to a Participant in cash for a Plan Year under a regular (annual or quarterly) incentive plan (other than an exceptional performance award program or a one-time incentive plan or program) maintained by the Corporation or an Affiliate, and any other amount otherwise included in Annual Cash Incentive for purposes of the Plan under rules as are adopted by the Committee.

Effective January 1, 2015, Operations Performance Incentives shall be excluded from the definition of Annual Cash Incentive.

2.04
Annual Cash Incentive Deferral means the amount of a Participant’s Annual Cash Incentive which a Participant elects to have withheld on a pretax basis from his Annual Cash Incentive and credited to his Deferral Account pursuant to this Plan.

2.05
Base Salary means the base rate of cash compensation paid by the Corporation or an Affiliate to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of:

(a)	deferrals pursuant to this Plan; and

(b)
any pre-tax contribution to be made on the Participant’s behalf to any qualified plan maintained by the Corporation or an Affiliate pursuant to a cash or deferred arrangement maintained by the Corporation or an Affiliate (as defined under Section 401(k) of the Code) or under any cafeteria plan (as defined under Section 125 of the Code) or under a qualified transportation fringe (as defined under Section 132(f) of the Code).

Base Salary shall exclude any overtime, premium pay, shift differentials, bonuses, commissions or any other form of supplemental cash compensation, except to the extent otherwise deemed “Base Salary” for purposes of the Plan under rules as are adopted by the Committee.

2.06
Base Salary Deferral means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pretax basis from his Base Salary and credited to his Deferral Account pursuant to this Plan.

2.07
Beneficiary means the person or persons designated by the Participant in accordance with the provisions of Section 6.08 to receive the amounts, if any, payable under the Plan upon the death of the Participant.

2.08	Board means the Board of Directors of the Corporation.

2.09	Change in Control means “Change in Control” as such term is defined in the Universal 409A Definition Document.

2.10	Code means the Internal Revenue Code of 1986, as amended.

2.11
Commissions mean the amount of a Participant’s sales commissions or other commissions payable under a sales commissions or other commissions plan maintained by the Corporation or an Affiliate. (Sales commissions for purposes of the Plan shall mean sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i) and any subsequent guidance) and such sales commissions are considered to be earned in the taxable year of the Participant in which the sale occurs.)

2.12
Commissions Deferral means the amount of a Participant’s Commissions which a Participant elects to have withheld on a pre-tax basis from his Commissions and credited to his Deferral Account pursuant to this Plan.

2.13	Committee means the Management Planning and Development Committee of the Board.

2.14
Company Account means the bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record the amounts of Company Contributions that are either (i) credited on his behalf under Section 4.04 on or after January 1, 2005 or (ii) were credited on his behalf under Section 4.04 prior to January 1, 2005, but become vested on or after January 1, 2005, as adjusted pursuant to Section 5.06.

2.15
Company Contribution means the amount, as determined by the Company on an annual basis based on the provisions of this Plan, which is credited on the Participant’s behalf by the Company to his Company Account pursuant to the provisions of Section 4.04(a) of the Plan.

2.16	Corporation means CVS Caremark Corporation. References in the Plan to CVS Caremark Corporation shall be deemed to include successors to CVS Caremark Corporation.
Effective September 3, 2014, CVS Caremark Corporation was changed to CVS Health Corporation.

2.17
CVS Caremark Retention Payment means the amount granted to an Eligible Executive, as defined in and provided for under the provisions of the employment term sheet agreement entered into between the Corporation or an Affiliate and said eligible executive, as a former employee of Caremark Rx, Inc., in connection with the merger involving Caremark, Rx, Inc. and the Corporation.

2.18	Deferrals mean the amount of deferrals credited to a Participant pursuant to Section 4.01.

2.19
Deferral Account means the bookkeeping account (or subaccount(s) thereof) maintained for each Participant to record (i) the amount of Base Salary, CVS Caremark Retention Payment and/or Annual Cash Incentive or Commissions the Participant defers pursuant to Section 4.01 or (ii) the amount of LTIP deferrals the Participant elects to defer pursuant to Section 4.04(b), on or after January 1, 2005, as adjusted pursuant to Section 5.06.

2.20
Deferred Compensation Election means the written election including any amendments, attachments and appendices thereto as prescribed by the Plan Committee, regardless of how it may be titled, under which the Participant agrees to defer a portion of his Base Salary and/or Annual Cash Incentive or Commissions under the Plan (or any other cash remuneration payable to a Participant that he may elect to defer under the provisions of this Plan, including but not limited to LTIP cash awards). This election is made by the Participant and constitutes the agreement entered into between the Corporation and a Participant for participation in the Plan. The Participants elect the terms of their deferral pursuant to the provisions of this Plan and the administrative procedures established by the Plan Committee.

2.21	Effective Date means January 1, 1997.

2.22	Elective Deferrals means Elective Deferrals as defined in Section 3.02 of Future Fund.

2.23	Eligible Executive means an Executive who is eligible to participate in the Plan as provided in Section 3.01(a).

2.24	Employee means any common-law employee of the Corporation or an Affiliate which has been authorized by the Committee to participate in the Plan.

2.25	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.26	Executive means an Employee whose Base Salary (determined on the basis of a maximum 40- hour work week) equals or exceeds $150,000 (as adjusted from time to time by the Committee).

2.27	Future Fund means the 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies.
Effective September 3, 2014, the definition of Future Fund was changed to the “401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies.

2.28
Grandfathered Company Account means the bookkeeping account (or subaccount(s)) maintained for each Participant to record the amount of Company Contributions credited on a Participant’s behalf under Section 4.04 prior to January 1, 2005, which were vested as of December 31, 2004, adjusted as provided in Section 5.06.

2.29
Grandfathered Deferral Account means the bookkeeping account (or subaccount(s)) maintained for each Participant to record (i) the amount of Base Salary and/or Annual Cash Incentive or Commissions deferred in accordance with Section 4.01 or (ii) the amount of LTIP deferrals deferred in accordance with Section 4.04, prior to January 1, 2005, adjusted pursuant to Section 5.06.

2.30	Lost Matching Contributions means the amounts credited on a Participant’s behalf to his Company Account pursuant to the provisions of Section 4.04(a).

2.31	Participant means each Eligible Executive participating in the Plan pursuant to Article III who is credited with an amount under Article IV.

2.32	Plan means the CVS Caremark Deferred Compensation Plan, as amended from time to time.
Effective September 3, 2014, Plan shall mean the CVS Health Deferred Compensation Plan, as amended from time to time.

2.33	Plan Committee means the administrative committee appointed pursuant to Section 7.01 to administer the Plan.

2.34	Plan Year means each calendar year ending on December 31.

2.35
Qualified Future Fund Matching Contribution means the total of all matching contributions made (or that would have been made) by the Corporation or an Affiliate with respect to a Plan Year for the benefit of a Participant under and in accordance with the terms of the Future Fund.

2.36
Retirement means Termination of Employment with the Corporation and all Affiliates on or after (i) age 55 and the completion of ten or more Years of Service or, if earlier, (ii) age 60 and the completion of five or more Years of Service.

2.37	Specified Employee means “Specified Employee” as such term is defined in the Universal 409A Definition Document.

2.38	Specific Future Year means a calendar year in the future voluntarily elected by a Participant to begin distribution of Accounts (or subaccount(s) thereof) pursuant to this Plan.

2.39	Termination of Employment means “termination of employment” as such term is defined in the Universal 409A Definition Document.

2.40	Valuation Date means each business day on which the New York Stock Exchange is open for business, or such other day as the Plan Committee may determine.

2.41	Years of Service means Vesting Service as defined in the Future Fund.

ARTICLE III – ELIGIBILITY AND PARTICIPATION
3.01    Eligibility

(a)
An Employee who is an Eligible Executive on October 1st of a calendar year (or such other date in the calendar year as designated by the Plan Committee) shall be an Eligible Executive with respect to the Plan Year following such calendar year and thereby eligible to participate in this Plan and execute a Deferred Compensation Election authorizing Deferrals under the Plan with respect to a particular Plan Year. The Committee or the Plan Committee, may, in its sole discretion, designate other key employees of the Corporation or an Affiliate which has been authorized by the Committee to participate in the Plan who are members of a select group of management or highly compensated employees as eligible to participate in the Plan.

(b)	Notwithstanding any Plan provision to the contrary, Employees must also be subject to the income tax laws of the United States in order to be eligible for participation in the Plan.

(c)
Subject to the provisions of Section 3.03 below and Section 4.01, an Eligible Executive shall remain eligible to continue participation in the Plan for each Plan Year following his initial year of participation in the Plan.

3.02    Commencement of Participation
An Eligible Executive shall become a Participant effective as of the date the Plan Committee grants eligibility and that Eligible Executive’s first Deferred Compensation Election becomes effective.

As a condition for participation in the Plan, a Participant may also be required by the Plan Committee to provide such other information as the Plan Committee may deem necessary to properly administer the Plan.

3.03    Termination of Participation

(a)	Participation shall cease when all benefits to which a Participant is entitled to hereunder are distributed to him.

(b)	Subject to the provisions of Section 4.03, a Participant shall only be eligible to have Deferrals credited on his behalf in accordance with Article IV for as long as he remains an Eligible Executive.

(c)
If a former Participant who has incurred a Termination of Employment with the Corporation and all Affiliates and whose participation in the Plan ceased under Section 3.03(a) is reemployed as an Eligible Executive, the former Participant may again become a Participant in accordance with the provisions of Section 3.01.

ARTICLE IV – DEFERRALS & COMPANY CONTRIBUTIONS
4.01    Deferral Amounts

(a)
Subject to the following provisions of this Article IV, an Eligible Executive may defer for any Plan Year, (i) up to 50% of Base Salary otherwise earned and payable in that Plan Year, and/or (ii) up to 100% of Annual Cash Incentive otherwise earned in that Plan Year and payable in that Plan Year or in the first calendar quarter of the following Plan Year or (iii) up to 100% of Commissions otherwise earned in that Plan Year and payable in that Plan Year or in the first calendar quarter of the following Plan Year. The Plan Committee may, as it deems appropriate, establish maximum or minimum limits on the amounts which may be deferred for a Plan Year and/or the times of such Deferred Compensation Elections. An Eligible Executive shall be given advance notice of any such limits.

(b)
Deferrals under this Plan shall be calculated with respect to the gross cash compensation payable to the Participant prior to any deductions (e.g., 401(k) deferrals) or withholdings. However, the Deferrals shall be reduced by the Plan Committee as necessary if it is later determined, after Deferrals are made under this Plan and after additional deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law, that all such total deferrals will exceed 100% of the available cash compensation of the Participant. Changes to payroll withholdings that affect the amount of compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

4.02    Filing Requirements of Deferred Compensation Elections
Subject to the following provisions of this Section, prior to the close of an annual enrollment period established by the Plan Committee in any Plan Year, an Eligible Executive described in Section 3.01 may elect, subject to Section 4.01 above, to defer a portion of his Base Salary that is otherwise earned and payable in the next Plan Year and/or all or a portion of his Annual Cash Incentive or Commissions otherwise earned in the next Plan Year and payable in that Plan Year or in the first calendar quarter of the subsequent Plan Year by filing a Deferred Compensation Election with the Plan Committee. If an Executive becomes an Eligible Executive after October 1 (or such later date as prescribed by the Plan Committee) in any calendar year, he may not make a Deferred Compensation Election for Base Salary, Annual Cash Incentive or Commissions earned in the next Plan Year.

A Participant shall submit a Deferred Compensation Election in the manner specified by the Plan Committee and a Deferred Compensation Election that is not timely filed shall be considered void and have no effect. If a Participant does not file a Deferred Compensation Election applicable to his Base Salary, Annual Cash Incentive or Commissions earned in a Plan Year on or before the close of the applicable annual enrollment period (or such later date prescribed by the Plan Committee), the Participant shall be deemed to have elected not to make a Deferred Compensation Election for such Plan Year. The Plan Committee shall establish procedures that govern deferral elections under the Plan, including the ability to make separate elections for Base Salary, Annual Cash Incentive or Commissions, and any other cash remuneration payable to the Participant that the Committee or Plan Committee permits a Participant to defer under this Plan.

Subject to the provisions of this Article, an Eligible Executive must file a new Deferred Compensation Election for each Plan Year that the Eligible Executive is eligible to participate in the Plan.

4.03    Modification or Revocation of Election by Participant

(a)
A Participant’s Deferred Compensation Election for a Plan Year shall become irrevocable as of the close of business on the date established by the Plan Committee, but not later than the last day of the calendar year preceding the Plan Year in which such Base Salary, Annual Cash Incentive or Commissions applicable to that election is earned. Such Deferred Compensation Election shall become effective as of the first day of the Plan Year in which such Base Salary and/or Annual Cash Incentive or Commissions is earned.

Notwithstanding the foregoing, the Plan Committee may cancel a Participant’s Deferred Compensation Elections for the balance of a Plan Year if the Participant submits evidence of an unforeseeable emergency (as defined in the Universal 409A Definition Document) to the Plan Committee. Any Base Salary, Annual Cash Incentive, Commissions or other cash remuneration which would have been deferred pursuant to that cancelled Deferred Compensation Election shall be paid to the Eligible Executive as if he had not made that election.

A Participant may revoke or change a Deferred Compensation Election anytime prior to the date such election becomes irrevocable. Any such change or revocation shall be made in a form and manner determined by the Plan Committee. Under no circumstances may a Participant’s Deferred Compensation Election be made, modified or revoked retroactively.

(b)
If a Participant’s Deferred Compensation Election applicable to his Base Salary and/or Annual Cash Incentive or Commissions is cancelled for a Plan Year, he will not be permitted to elect to make Deferrals again until the next Plan Year.

(c)
If a Participant ceases to be an Eligible Executive after the date a Deferred Compensation Election becomes effective but continues to be employed by the Corporation or an Affiliate, he shall continue to be a Participant and his Deferred Compensation Election currently in effect shall remain in force, but such Participant shall not be eligible to make any futher Deferred Compensation Elections until such time as he shall once again become an Eligible Executive.

(d)	Notwithstanding anything in this Plan to the contrary, if Eligible Executive:

(i)
receives a withdrawal of deferred cash contributions on account of hardship from any plan which is maintained by the Corporation or an Affiliate and which meets the requirements of Section 401(k) of the Internal Revenue Code (or any successor thereto); and

(ii)	is precluded from making contributions to such 401(k) plan for at least 6 months after receipt of the hardship withdrawal,

the Eligible Executive’s Deferred Compensation Election with respect to Base Salary, Annual Cash Incentative or Commissions in effect at that time shall be cancelled. Any Base Salary, Annual Cash Incentative or Commissions payment which would have been deferred pursuant to that Deferred Compensation Election but for the application of this Section 4.03(b) shall be paid to the Eligible Executive as if he had not made that election.

4.04    Company Contributions and Other Deferrals

(a)
Company Contributions - Restoration of Lost Matching Contribution. The amount of Lost Matching Contributions credited under the Plan on a Participant’s behalf each calendar year shall be equal to (i) minus (ii) where:

(i)
is the total Qualified Future Fund Matching Contribution that would have been allocated on the Participant’s behalf under Future Fund, without giving effect to any reductions or limitations required by Sections 401(a)(17), 401(k), 402(g) and/or 415 of the Code, for the Plan Year based on the aggregate of the Participant’s Elective Deferrals to Future Fund, his deferrals to any other qualified defined contribution plan maintained by the Corporation or an Affiliate, and his Deferral under Section 4.01 for the Plan Year, disregarding, in all cases, any deferrals made with respect to Base Salary, Annual Cash Incentives and Commissions otherwise payable prior to the first payroll period commencing in the month following date the Participant’s completion of one Year of Service; and

(ii)
if the Participant is eligible to contribute to Future Fund during the Plan Year, the actual matching contributions made on the Participant’s behalf to Future Fund or any other qualified defined contribution plan maintained by the Corporation or any Affiliate for that Plan Year. However, if the Participant is not eligible to contribute to Future Fund during the Plan Year but is eligible to contribute to the CareSave 401(k) Retirement Savings Plan for Employees of Caremark Rx, Inc. during that Plan Year, the amount under this clause (ii) shall equal the maximum amount of matching contributions the Participant would have received under the provisions of Future Fund for that Plan Year had he been eligible to contribute to Future Fund during that Plan Year, based on his Base Salary and/or Annual Cash Incentive or Commissions otherwise earned and payable in that Plan Year, and his contributions to the CareSave 401(k) Retirement Savings Plan for Employees of Caremark Rx, Inc. for that Plan Year had been made to Future Fund.

In addition, if the Participant is not eligible to contribute to Future Fund during the Plan Year but is eligible to contribute to another qualified defined contribution plan maintained by the Corporation or an Affiliate during that Plan Year, the amount under this clause (ii) shall equal, unless otherwise provided by the Plan Committee, the maximum amount of matching contributions the Participant would have received under the provisions of Future Fund for that Plan Year had he been eligible to contribute to Future Fund during that Plan Year, based on his Base Salary and/or Annual Cash Incentive or Commissions otherwise earned and payable in that Plan Year and his contributions to such other qualified defined contribution plan for that Plan Year had been made to Future Fund.
Notwithstanding the foregoing, for purposes of determining the Lost Matching Contributions to be credited under this Section 4.04(a), Years of Service with respect to a Participant employed by Red Oak Sourcing, LLC, the limited liability corporation formed pursuant to the Framework Agreement between CVS Pharmacy, Inc. and Cardinal Health 110 Inc., dated December 10, 2013, (“Cardinal”), who immediately prior to becoming employed by Red Oak Sourcing, LLC was employed by Cardinal, shall include the period of such Participant’s employment rendered with Cardinal.

(b)	LTIP Deferrals.
At the sole discretion of the Plan Committee, all or a portion of a Participant’s cash award under a Long-Term Incentive Plan program maintained by the Corporation or an Affiliate may be deferred under this Plan. Such election shall be made in accordance with the procedures established by the Plan Committee. The deferral election applicable to a LTIP cash award shall be made prior to the close of the calendar year preceding the first day of the performance period applicable to that award. Notwithstanding the foregoing, such election shall become irrevocable as of the close of business of the last day of the calendar year preceding the first day of the performance period applicable to that award. However, if such award meets the definition of performance-based compensation (as defined under Treas. Reg. Section 1.409A-1(e) and any subsequent guidance), the Plan Committee may permit such election to be made in accordance with the provisions under Treas. Reg. Section 1.409A-2(a)(8) and subsequent guidance.

(c)	Cash Retention Award Deferrals.
At the sole discretion of the Plan Committee and subject to the procedures established by the Plan Committee, an Eligible Executive may elect to defer all or a portion of a cash retention award which may be otherwise paid under a cash retention program maintained by the Corporation or an Affiliate. The deferral election applicable to such cash retention award shall be made in accordance with the provisions of Treasury Regulations Section 1.409A-2(a)(5).

4.05    Deferral and Contribution Timing
Base Salary Deferrals will be credited to the Account of each Participant as of the date of the pay check from which the deferral was withheld. A Participant whose employment terminates during a pay period will cease deferral withholding effective as of the first day of the following payroll period.

Annual Cash Incentive Deferrals and Commission Deferrals will be credited to the Account of each Participant as of the day of which such Annual Cash Incentive or Commissions, whichever is applicable, otherwise would have been paid to the Participant in cash.

Company Contributions for the Restoration of Lost Matching Contribution pursuant to Section 4.04(a) above will generally be credited to the Participant’s Company Account at the same time the said Lost Matching Contribution would otherwise have been credited to the Participant’s account under Future Fund.

LTIP deferrals shall be credited to the Account of the Participant at the time designated by the Plan Committee.

Cash Retention Awards Deferrals will be credited to the Account of each Participant as of the day of which such Cash Retention Award otherwise would have been paid to the Participant in cash.

.

ARTICLE V – ACCOUNTS
5.01    Establishment of Bookkeeping Accounts
Separate bookkeeping accounts shall be maintained for each Participant. Said accounts (or subaccount(s) thereof) shall be credited with the deferrals and contributions made by or on behalf of the Participant pursuant to this Plan and credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to this Article of the Plan.

5.02    Subaccounts
Within each Participant’s bookkeeping account, separate subaccount(s) shall be maintained to the extent necessary for the administration of the Plan. Generally, subaccount(s) will be set up for each year, for each Deferred Compensation Election the Participant makes, and the Company contribution credited each year on behalf of a Participant.

5.03    Hypothetical Nature of Accounts
The accounts established under this Article shall be hypothetical in nature and shall be maintained for bookkeeping purposes only so that hypothetical gains or losses on the deferrals or contributions made to the Plan can be credited (or charged, as the case may be).

Neither the Plan nor any of the accounts, or subaccount(s), established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, an Affiliate, the Board, the Committee, or any other person shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation or an Affiliate and a Participant or any other person.

5.04    Vesting
Deferral Account. Participants shall be 100% vested in their Deferral Account and Grandfathered Deferral Account at all times. The Participants shall be 100% vested in the LTIP deferrals credited on his behalf pursuant to Section 4.04(b) and any Cash Retention Award deferrals credited on his behalf pursuant to Section 4.04(c).

Company Account. Participants shall be 100% vested in the portion of their Company Account and Grandfathered Company Account attributable to Company contributions credited on his behalf prior to January 1, 2001. A Participant shall vest in the portion of his Company Account and Grandfathered Company Account attributable to Lost Matching Contributions credited on his behalf on and after January 1, 2001 at the same rate at which such contributions would have vested under the Future Fund had they been contributed thereunder.

5.05    Deferral Crediting Options
Deferral Crediting Options are similar to investment choices in a qualified defined contribution plan, except that they are hypothetical in nature and no funds are actually held in the Plan. Deferral Crediting Options determine the hypothetical gain or loss to be reflected in the Participant Accounts.

The Deferral Crediting Options offered to Participants are determined by the Plan Committee at its sole discretion. The Plan Committee specifically retains the right to change the Deferral Crediting Options at any time, in its sole discretion.

In the event the Plan Committee designates more than one Deferral Crediting Options, each Participant shall file a Deferral Crediting Option election with the Plan Committee, which shall be used to measure the investment performance of his Accounts, within such time period and on such form as the Plan Committee may prescribe. The designation of a Deferral Crediting Option shall not require the Corporation to invest or earmark their general assets in any manner. If a Participant fails to make a Deferral Crediting Option, his Accounts shall be deemed invested in a Deferral Crediting Option as determined by the Plan Committee.

A Participant may change his election of Deferral Crediting Options used to measure the future investment performance of his future deferrals and company contributions within such time periods and in such manner prescribed by the Plan Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

A Participant may change his election of a Deferral Crediting Options used to measure the future investment performance of his exisiting Account balance within such time periods and in such manner prescribed by the Plan Committee. The election shall be effective as soon as administratively practicable after the date on which the notice is timely filed.

Any amounts added to or subtracted from a Participant’s Account on any given Valuation Date will be converted to hypothetical share equivalents (“Hypothetical Shares”) based on the daily closing price on said date (“Share Price”) for any given Deferral Crediting Option.

5.06    Hypothetical Gains or Losses
Any hypothetical dividends, capital gains and any other income or share activity will be reflected in the Deferral Crediting Options. The timing of these will be the same as for the funds on which each Deferral Crediting Option is based.

The gain or loss on Participant Accounts will be calculated each Valuation Date. The Share Price shall determine each Deferral Crediting Option’s hypothetical value, based on the number of shares within the Account for any given Deferral Crediting Option. Account balances that are given to Participants on a given day will be based on the closing price of the previous Valuation Date.

ARTICLE VI – DISTRIBUTION OF ACCOUNT
6.01    Normal Distributions
(a)    Subject to the limitations set forth in this Article VI, each time a Participant makes a Deferred Compensation Election with respect to a Plan Year beginning on or after January 1, 2005, the Participant shall designate on that applicable Deferred Compensation Election that the distribution of such deferrals, as adjusted pursuant to Article V, shall commence, pursuant to Section 6.02, on or after the occurrence of the later of (i) or (ii):

(i)    the Participant’s Retirement; or

(ii)    a Specific Future Year not later than the Plan Year in which the Particpant attains age 71.

A Participant may choose different options with respect to each Deferred Compensation Election.

In the event a Participant elects to have such deferrals commence as of a Specific Future Year pursuant to clause (ii) above, subject to rules established by the Plan Committee, the deferral period must be at least five (5) Plan Years.

A Participant may not change the election made pursuant to the provisions of this Section 6.01, except as otherwise provided in Section 6.06 below.

(b)
Notwithstanding the foregoing, any Company Contributions, made with respect to a Plan Year beginning on or after January 1, 2005, adjusted as provided in Article V, shall be distributed pursuant to the Participant’s distribution election made with respect to his Base Salary Deferrals for that Plan Year. In the event a Participant has not made a Base Salary Deferral in that Plan Year, such distribution shall be made pursuant to his distribution election made with respect to Annual Cash Incentive or Commissions Deferral for that Plan Year, if any; otherwise, such distribution shall be made at Retirement.

(c)
The distribution of the portion of a Participant’s Deferral or Company Account (or subaccount(s)) that is deferred to Retirement under paragraph (a)(i) of this Section, adjusted as provided in Article V, shall commence on the first business day in January following his Retirement, pursuant to the provisions of Section 6.02, provided, however, that with respect to a Participant who is a Specified Employee as of the date of his Retirement, payment of any portion of his Deferral or Company Account (or any subaccount(s) thereof) will be delayed until the first day of the seventh month following the date such Retirement occurs.

The distribution of the portion of a Participant’s Deferral or Company Account (or subaccount(s)) that is deferred to a Specific Future Year under paragraph (a)(ii) of this Section, adjusted as provided in Article V, shall commence on the first business day in January of that specific year pursuant to the provisions of Section 6.02.

(d)	A Participant shall not change his normal distribution election under this Section 6.01, except as otherwise provided in Section 6.06 below.

6.02    Form of Payment

(a)
Subject to the limitations set forth in the Article VI, Normal Distributions will be made in annual (or quarterly, if the election was made prior to October 1, 2008) installments, as elected by the Participant, for up to, and including, fifteen (15) years (10 years for an election made after October 1, 2008). The initial installment of an annual or quarterly payment stream will begin as of the first business day in January following the Participant’s date of Retirement or of the Specific Future Year in accordance with the provisions of set forth in Section 6.01. Subsequent annual or quarterly payments will be as of the first business day of each subsequent calendar year of the installment period. Notwithstanding the foregoing, effective as of October 1, 2008, a Participant may not elect either quarterly installments or installments in excess of 10 years.

Each installment will be equal to a fraction of the Account balance (or subaccount(s) thereof) as of the date the installment is paid. The numerator of the fraction being “1” and the denominator being the number of payments remaining in the payment schedule.

Notwithstanding the foregoing provisions of this paragraph (a), if a Participant dies before receiving payment of the entire balance of his Deferral and Company Accounts under the provisions of this Section 6.02(a), the remaining value of such Accounts shall be payable to his Beneficiary in accordance with the provisions of Section 6.04.

(b)
Normal Distributions made pursuant to Section 6.01 will occur when and how a Participant elects to receive payment at the time of his Deferred Compensation Election. A Participant may choose different forms of payment with respect to each Deferred Compensation Election. Any Company Contributions made with respect to a Plan Year beginning on or after January 1, 2005, adjusted pursuant to Article V, shall be distributed pursuant to the Participant’s form of payment election made with respect to his Base Salary Deferral for that year. If the Participant has not made a Base Salary Deferral in that year, the portion of his Company Account attributable to such Company contributions will be distributed in accordance with his form of payment election with respect to his Annual Cash Incentive or Commissions Deferrals for that year, if any; otherwise payment will be made in a lump sum payment. In the absence of an election of the form of payment by a Participant on a Deferred Compensation Election, the portion of the Participant’s Account deferred pursuant to that Deferred Compensation Election, adjusted pursuant to the provisions of Article V, shall be paid in a single lump sum.

(c)	A Participant shall not change his form of payment election, except as otherwise provided in Section 6.06 below.

6.03    Disability Distributions
Notwithstanding the foregoing, if a Participant, prior to his Termination of Employment, becomes Disabled (as defined under Treas. Regs. Section 1.409A-3(i)(4) and any subsequent guidance thereto), such Participant will receive the balance of his Deferral Account and Company Account paid out in five (5) annual installments with the first payment to be made in the month following the date the Participant is determined to be Disabled by the Plan Committee. Subsequent annual payments will be paid as of the first business day of each subsequent year of the installment period.

6.04    Distributions in the Event of Death
Notwithstanding the foregoing, in the event of a Participant’s death, the Participant’s Beneficiary will receive the remaining balance of the Participant’s Deferral Account and Company Account paid in two (2) annual installments with the first payment to be made by the end of the month following the month in which the Participant’s date of death occurs. The second annual payment will be paid as of the first business day in January of the subsequent year.

6.05	Distributions Upon Termination of Employment Other Than Retirement, Death or Disability
Notwithstanding the foregoing, in the event a Participant incurs a Termination of Employment from the Corporation and all Affiliates for any reason other than death or Retirement prior to becoming Disabled (as defined in Section 6.03), said Participant will receive his entire Deferral Account and Company Account balance in a single lump sum payment. Such payment shall be made as of the month following the month in which the Participant’s Termination of Employment occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date of his Termination of Employment for reasons other than death, payment of any portion of his Deferral or Company Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.05 will be delayed until the first day of the seventh month following the date such Termination of Employment occurs.

6.06    Change of Distribution Election

(a)
In accordance with such procedures as the Plan Committee may prescribe, a Participant may elect to change his Specific Future Year election under Section 6.01(ii) (or an Interium Distribution date election applicable to a portion of his Deferral Account or Company Account made pursuant to the provisions of the Plan as in effect prior to Decemeber 31, 2008) to a later Specific Future Year (or, if applicable, a later Interium Distribution date) by duly completing, executing and filing with the Plan Committee a new Specific Future Year election (or Interium Distribution date election) applicable to such deferrals, subject to the following limitations:

(i)
such election must be made at least 12 months prior to the Specific Future Year (or Interium Distribution date) then in effect with respect to that portion of his Deferral or Company Account (or subaccount(s) thereof), and such election will not become effective until at least 12 months after the date on which the election is made; and

(ii)	the new Specific Future Year (or Interium Distribution date) shall be a calendar year that is not less than five (5) years from the Specific Future Year (or Interium Distribution date) then in effect.

Notwithstanding the forgoing, a Participant may elect to delay a Specific Future Year to the later of Retirement or a new Specific Future Year that is at least five years from the Specific Future Year then in effect, provided the election is made in accordance with the foregoing provisions of this Section 6.06(a). A Participant may elect to delay a Specific Future Year (or Interium Distribution date) pursuant to this Section 6.06(a) more than once, provided that all such elections comply with the provisions of this Section 6.06(a).

(b)
In accordance with such procedures as the Plan Committee may prescribe, a Participant may elect to delay the payment of a portion of his Deferral or Company Account (or any subaccount(s) thereof) scheduled to be paid at his Retirement to his Retirement plus 5 calendar years by duly completing, executing and filing with the Plan Committee a new Retirement election applicable to such deferrals; provided, however such election shalll not become effective until at least 12 months after the date on which the election is made.

(c)
In accordance with such procedures as the Plan Committee may prescribe, a Participant may elect to change the form of payment election under Section 6.02 applicable to his Normal Distribution under Section 6.01(i) or (ii) by duly completing, executing and filing with the Plan Committee a new form of payment election applicable to such deferrals, subject to the following limitations:

(i)
such election must be made at least 12 months prior to the Specific Future Year then in effect with respect to that portion of his Deferral or Company Account (or subaccount(s) thereof), and such election will not become effective until at least 12 months after the date on which the election is made; and

(ii)
the Normal Distribution of that portion of his Deferral or Company Account (or subaccount(s) thereof) shall be deferred for five years from the date such amount would otherwise have been paid absence this election.

(d)
It is the Corporation's intent that the provisions of Sections 6.06(a), (b) and (c) comply with the subsequent election provisions in Code Section 409A(a)(4)(C), related regulations and other applicable guidance, and this Section 6.06 shall be interpreted accordingly.  The Plan Committee may impose additional restrictions or conditions on a Participant's ability to make an election pursuant to this Section 6.06(a). For avoidance of doubt, a Participant may not elect to alter the distribution of any portion of his Deferral or Company Accounts (or any subaccount(s) thereof) from Retirement to a Specific Future Year or, except as provided in paragraph (a) above, from a Specific Future Year to Retirement.

(e)
Transition Rules. Notwithstanding anything in the Plan to the contrary, the Plan Committee may, in its discretion and subject to such terms and conditions as it may from time to time prescribe, allow Participants to change the time of payment or portion of payment of all or a portion of their Deferral or Company Accounts prior to January 1, 2009 in accordance with applicable transition relief provided with respect to Code Section 409A, dated regulations and other applicable guidance.

6.07    Account Valuation Upon a Distribution
Before a distribution pursuant to this Article, the balance of a Participant’s Account shall be determined as of the Valuation Date on or immediately preceding the date such payment is processed based on the Share Price in effect for that Valuation Date.

6.08    Designation of Beneficiary
Each Participant shall have the right to designate a beneficiary to receive payment of their Account in the event of their death. A beneficiary designation shall be made by executing and filing the beneficiary designation form prescribed by the Plan Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

If no such designation is on file with the Plan Committee at the time of the death of the Participant, or such designation is not effective for any reason as determined by the Plan Committee, then the beneficiary to receive such benefit shall be the Participant’s surviving spouse, if any; otherwise, Plan Committee shall designate a Beneficiary or Beneficiaries from among the following in the order named (1) Participant’s surviving lineal descendants, per stirpes, in equal parts, (2) the Participant’s surviving parents, in equal parts, (3) the Participant’s estate.

6.09    Unclaimed Benefits

If the Plan Committee is unable to locate a Participant or Beneficiary to whom a benefit is payable, such benefit may be forfeited to the Corporation upon the Plan Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture, the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan and paid by the Corporation, with interim interest credited as if the Account were maintained in the plan.

6.10    Hardship Withdrawals
A Participant may apply in writing to the Plan Committee for, and the Plan Committee may grant, a hardship withdrawal of all or any part of a Participant’s Deferral or Company Account if the Plan Committee, in its sole discretion, determines that the Participant has incurred an Unforeseeable Emergency, as defined in the Universal 409A Definition Document.

The Plan Committee shall determine whether an event qualifies as a hardship within this Section, in its sole and absolute discretion. Such request shall be made in a time and manner determined by the Plan Committee. The payment made from a Participant’s Deferral or Company Account (or any subaccount(s) thereof) pursuant to the provisions of this Section 6.10 shall not be in excess of the amount necessary to meet such financial hardship of the Participant, including amounts necessary to pay any federal, state or local income taxes with respect to the payment. Payment shall be made in the month following the date the Plan Committee determines that the Participant has incurred an unforeseeable severe financial hardship and grants the right to a withdrawal pursuant to this Section 6.10.

6.11     Change in Control
Notwithstanding the foregoing provisions of this Article VI, upon the occurrence of a Change of Control a Participant who has a valid change in control election(s) in effect, shall automatically receive the balance of his Deferral Account and Company Account related to that election, in cash, in a single lump sum payment. Such lump sum payment shall be made in the month following the month in which the Change of Control occurs. If such Participant dies after such Change of Control event occurs, but before receiving such payment, it shall be made to his Beneficiary.

6.12    Distribution of Grandfathered Deferral Account and the Grandfathered Company Account
Notwithstanding the foregoing provisions of this Article VI, the distribution from a Participant’s Grandfathered Deferral Account and Grandfathered Company Account (or subaccount(s)) shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Code Section 409A, as modified in Appendix A attached hereto.

ARTICLE VII – ADMINISTRATION
7.01    Plan Committee
The Plan shall be administered by the committee appointed by the Board of Directors pursuant to the provisions of Future Fund. The Plan Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Plan Committee may delegate to others certain aspects of the management and operations of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. The Plan Committee shall be a “named fiduciary” as that term is defined in Section 402(a)(2) of ERISA.

7.02    General Powers of Administration
The Plan Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan, with all powers necessary to enable it properly to carry out such responsibilities, including, but not limited to, the power to interpret the Plan and any related documents, to establish procedures for making any elections called for under the Plan, to make factual determinations regarding any and all matters arising hereunder, including, but not limited to, the right to determine eligibility for benefits, the right to construe the terms of the Plan, the right to remedy possible ambiguities, inequities, inconsistencies or omissions, and the right to resolve all interpretive, equitable or other questions arising under the Plan. The decisions of the Plan Committee or such other party as is authorized under the terms of any grantor trust on all matters shall be final, binding and conclusive on all persons to the extent permitted by law. The Plan Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Plan Committee shall have the duty and power to interpret the Plan and determine all questions that may raise hereunder as to the status and rights of Employees, Participants, Beneficiaries, and any other person. The Plan Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Plan Committee shall be personally liable for any actions taken by the Plan Committee unless the member’s action involves gross negligence or willful misconduct.

7.03    Costs of Administration
The costs of administering the Plan shall be borne by the Corporation unless and until the Participant receives written notice of the imposition of such administrative costs; with such costs to begin with the next Plan Year and none may be assessed retroactively for prior Plan Years. Such costs shall be charged against the Participant’s Account and shall be uniform or proportional for all Plan Participants. Such costs shall not exceed the standard rates for similarly designed nonqualified plans under administration by high quality third party administrators at the time such costs are initially imposed and thereafter.

7.04    Indemnification of Plan Committee
The Corporation shall indemnify the members of the Plan Committee or its delegates against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

7.05    Compliance
With respect to the accounts subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly.  If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

ARTICLE VIII – CLAIMS PROCEDURE
8.01    Claims
A person who believes that they are being denied a benefit to which they are entitled to under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Committee, setting forth their claim. The request must be addressed to the Plan Committee at the Corporation’s then principal place of business.

8.02    Claim Decision
Upon receipt of a claim, the Plan Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. If the Plan Committee determines that additional time is needed to review the claim, the Plan Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90)-day period. The notice of extension will explain the special circumstances that require the extension and the date by which the Plan Committee expects to make a decision.

If the claim is denied in whole or in part, the Plan Committee shall adopt a written opinion using language calculated to be understood by the Claimant, setting forth all of the following:

(a)	The specific reason or reasons for such denial;
(b)    The specific reference to pertinent provisions of the Plan on which such denial is based;

(c)	A description of any additional material or information necessary for the Claimant to perfect their claim and an explanation why such material or such information is necessary;

(d)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(e)	The time limits for requesting a review under this Section.

8.03    Request for Review
Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the determination of the Plan Committee be reviewed. Such request must be addressed to the Secretary of the Committee, at its then principal place of business. The Claimant or their duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Corporation. If the Claimant does not request a review of the Plan Committee’s determination within such sixty (60)-day period, he shall be barred and stopped from challenging the Plan Committee’s determination.

8.04    Review of Decision
Within sixty (60) days after the Secretary’s receipt of a request for review, the Committee as designated by the Corporation to hear such appeals (Appeals Committee) will review the Plan Committee’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE IX – MISCELLANEOUS
9.01    Not Contract of Employment
The adoption and maintenance of the Plan shall not be deemed to be a contract between the Corporation or an Affiliate and any person and shall not be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Corporation or an Affiliate or to restrict the right of the Corporation or an Affiliate to discharge any person at any time nor shall the Plan be deemed to give the Corporation or an Affiliate the right to require any person to remain in the employ of the Corporation or an Affiliate or to restrict any person’s right to terminate their employment at any time.

9.02    Non-Assignability of Benefits
No Participant, Beneficiary or distributees of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributees for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributes hereunder.

9.03    Withholding
All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Corporation under any applicable local, state or federal law.

9.04    Amendment and Termination
The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to their Account. To the extent consistent with the rules relating to plan terminations and liquidations in Treas. Reg. Section 1.409A-3(j)(4)(ix) or otherwise consistent with Code Section 409A, the Committee may terminate the Plan and any related Deferred Compensation Agreement at any time and in that event the Committee may provide that, without the prior written consent of Participants, the Participants’ Deferral Account and Company Account shall be distributed in a cash lump sum upon termination of the Plan.  Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, the Committee shall continue to maintain the Deferral Account and Company Account until distributed pursuant to the terms of the Plan and Participants shall remain 100% vested in all amounts credited to their Deferal and Company Accounts. In the event of a Plan termination, the distribution of a Participant’s Grandfathered Deferral Account and Grandfathered Company Account shall be made pursuant to the provisions of the Plan as set forth on October 3, 2004, without regard to any amendments after October 3, 2004 which would constitute a material modification for Code Section 409A, as modified in Appendix A attached hereto.

9.05    Compliance with Securities and Other Laws
Notwithstanding any Plan provision to the contrary, the Committee may at any time impose such restrictions on the Plan and participation therein, including limiting the amount of any deferral or the timing thereof, as the Committee may deem advisable from time to time in order to comply or preserve compliance with any applicable laws, including any applicable state and federal securities laws and exemptions from registration available thereunder.

9.06    No Trust Created
Nothing contained in this Plan and no action taken pursuant to its provisions by the Corporation or any person, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or an Affiliate and the Participant, Beneficiary, or any other person.

9.07    Unsecured General Creditor Status of Employee
The payments to the Participant, Beneficiary or any other distributes hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Corporation. No person shall have or acquire any interest in any such assets by virtue of the provisions of this Plan. The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, Beneficiary or other distributees acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

In the event that, in its discretion, the Corporation purchases an insurance policy, or policies, insuring the life of the Employee, or any other property, to allow the Corporation to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, Beneficiary or other distributee shall have or acquire any rights whatsoever therein or in the proceeds therefrom. The Corporation shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and, may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation of the Corporation hereunder. An Employee’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Corporation and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

9.08    Payment to Minors and Incompetents
If any Participant, spouse, or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Committee or is adjudicated to be legally incapable of giving a valid receipt and discharge for such benefits, the benefits will be paid to such person or institution as the Plan Committee may designate or to the duly appointed guardian of such person. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

9.09    Acceleration of or Delay in Payments
The Plan Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and any subsequent guidance. The Plan Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7) and any subsequent guidance.

9.10    Severability
If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

9.11    Governing Laws
All provisions of the Plan shall be construed in accordance with the laws of Rhode Island, except to the extent preempted by federal law.

9.12    Binding Effect
This Plan shall be binding on each Participant and their heirs and legal representatives and on the Corporation and its successors and assigns.

APPENDIX A

PROVISIONS APPLICABLE TO A PARTICIPANT’S
GRANDFATHERED DEFERRAL ACOUNT AND
GRANDFATHERED COMPANY ACCOUNT

This Appendix A constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Deferral Account and the Grandfathered Company Account of those individuals who were Participants in the Plan on December 31, 2004. The Grandfathered Deferral Account and Grandfathered Company Account are subject to all the terms and conditions of the Plan as set forth on October 3, 2004, without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A, as modified below. Section references in this Appendix A correspond to appropriate Sections of the Plan as set forth on October 3, 2004.

ARTICLE 1 – DEFINITIONS

Section 2.15 - Company Account means the Participant’s Grandfathered Company Account as set forth in Section 2.28.

Section 2.19 - Deferral Account means the Participant’s Grandfathered Deferral Account as set forth in Section 2.29 of the foregoing provisions of the Plan.

For purposes of a Particpant’s Grandfathered Deferral Account and Grandfathered Company Account, the term Change in Control shall have the meaning set forth in the 1997 Incentive Compensation Plan as in effect on October 3, 2004.

ARTICLE IV – DEFERRALS AND COMPANY CONTRIBUTIONS

The provisons of Section 4.03 shall continue to apply to a Participant’s Grandfathered Deferral Account, Grandfathered Company Account and amounts transferred from the Melville Deferred Compensation Plan that were vested on or earlier than December 31, 2004.

ARTICLE V – MAINTENANCE OF ACCOUNTS

The provisions of Section V as set forth in the foregoing provisions of the Plan as amended and restated effective as of December 31, 2008 shall be applicable to a Participant’s Grandfathered Deferral Account and Grandfathered Company Account on and after January 1, 2009.

ARTICLE VI – PAYMENT OF BENEFIT

For purposes of this Article VI - Payment of Benefit, the term “termination of employment” or any other similar language means with respect to a Participant the complete cessation of providing service to the Corporation and any Affiliate as an employee.

6.02    Form of Payment
Effective on or after October 1, 2008, a Particpant shall not elect installments in excess of ten years or quarterly installments.

6.03    Disability Distributions

A Particpant shall be entitled to distribution under this Section if such Particpant become “Disabled” as such term is defined under Section 6.03 in the foregoing provisions of this Plan.

6.06    Change of Distribution Election
On and after January 1, 2009, a change in a Specific Future Year distribution date or an Interim distribution date shall be effective only if the new Specific Future Year distribution date or an Interim distribution date is not less than 5 years later then the date in effect prior to the change election.